Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-74862) pertaining to Cross Country Healthcare, Inc. Amended and Restated 1999 Stock Option Plan and Cross Country Healthcare, Inc. Amended and Restated Equity Participation Plan; and

(2)	Registration Statement (Form S-8 No. 333-145484) pertaining to Cross Country Healthcare, Inc. 2007 Stock Incentive Plan;
of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of Cross Country Healthcare, Inc., and the effectiveness of internal control over financial reporting of Cross Country Healthcare, Inc. included in this Annual Report (Form 10-K) of Cross Country Healthcare, Inc. for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP
Certified Public Accountants
Boca Raton, Florida
March 17, 2014